Exhibit 5.1

Stahl & Zelmanovitz	747 Third Avenue — 33rd Floor
New York, NY 10017
(212) 826-6363
Fax: (212) 826-6402
May 11, 2010
Board of Directors
NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, KY 40509
Re: Prospectus Supplement
Ladies and Gentlemen:
Reference is made to the prospectus supplement dated May 11, 2010 (the “Prospectus Supplement”) of NGAS Resources, Inc., a British Columbia corporation (the “Company”), supplementing the prospectus included in the Company’s registration statement on Form S-3 (No. 333-144417), as amended (the “Registration Statement”), declared effective on November 7, 2007 by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of 3.96 million units (the “Units”). Each Unit consists of one share (the “Shares”) of the Company’s common stock, no par value (“Common Stock”), and a warrant (the “Warrants”) to purchase 0.4 share of Common Stock (the “Warrant Shares”). The Shares and Warrants will be issuable pursuant to an underwriting agreement of even date herewith (the “Agreement”) among the Company and the underwriters named therein (the “Underwriters”).
We have examined the Prospectus Supplement, the Registration Statement, the Notice of Articles, as amended, and Articles of the Company, the Agreement and such other records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, it is our opinion that:
1.	The Company is duly organized, validly existing and in good standing under the laws of the Province of British Columbia.
2.	The Shares and Warrants offered pursuant to the Prospectus Supplement have been duly authorized and, when paid for by the Underwriters in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable. The Warrant Shares have been duly authorized and, when issued and paid for by the holders pursuant to the terms of the Warrants, will be validly issued, fully paid and nonassessable.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus Supplement as counsel who will pass upon the legality of the Shares, the Warrants and the Warrant Shares.
Yours very truly,
/s/ Stahl & Zelmanovitz
Stahl & Zelmanovitz